EXHIBIT 21.1

SUBSIDIARIES

As of November 30, 2012, the following were the Registrant's significant operating Subsidiaries:

Name:                Finder Plata S.A. de C.V.

Country of Organization:         Mexico

Percent Ownership by Registrant:    99.99% by Sonora Resources Corp.